Exhibit 99.1

TerraForm Power Reports Fourth Quarter and Full Year 2017 Financial Results

BETHESDA, Md., Mar. 8, 2018 (GLOBENEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) yesterday reported financial results for the three months and full year ended December 31, 2017. For 2017, TerraForm Power’s results were in-line with expectations with CAFD on a proforma basis of $88 million, compared with previous management’s guidance of $80 million to $100 million.

	12 Months Ended 12/31/2017	12 Months Ended 12/31/2016
Generation (GWh) [1]	7,167	7,373
Net Loss ($M)	($233)	($242)
per Share	($1.65)	($1.47)
Adj. EBITDA [2]	$443	$479
CAFD ($M) [2]	$88	$152
per Share [2,3]	$0.59	$1.08

1 Adjusted for sale of our UK and Residential portfolios.
2 Non-GAAP measures. See “Calculation and Use of Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures” sections. Adjusted for sale of our UK and Residential portfolios.
3 Loss per share calculated on weighted average basic and diluted Class A shares outstanding. CAFD per share calculated on shares outstanding of Class A common stock and Class B common stock on December 31. For twelve months ended December 31, 2017, Class A common stock outstanding totaled 148.1 million (2016: 92.2 million). For twelve months ended December 31, 2017, there is no Class B common stock outstanding (2016: 48.2 million).

“Since the close of the Brookfield transaction, we have made significant progress transforming TerraForm Power into a fully-integrated, renewable power company,” said John Stinebaugh, CEO of TerraForm Power. “Going forward, our strategy is to make value-oriented acquisitions, leverage our operating platform to increase cash flow of our assets, and maintain a strong balance sheet in order to deliver an attractive total return to our shareholders.”

Recent Highlights

•	Announced the highly accretive tender offer to acquire Saeta Yield (“Saeta”), which is comprised of a portfolio of high quality solar and wind projects located primarily in Spain

•
To provide certainty regarding the financing plan for this acquisition, executed an equity backstop agreement with Brookfield at a price of $10.66 per share, ensuring that we will be able to issue up to $400 million of equity at or above that minimum price

•	Executed multiple corporate debt refinancings with an aggregate total of $1.6 billion to extend debt maturities and lock-in significant interest expense savings

•	Declared a Q1 2018 dividend of $0.19 per share, implying $0.76 per share on an annual basis, which represents a 6% increase over our previously announced target dividend of $0.72 per share
Growth Strategy

In February, we announced that we intend to launch a voluntary tender offer to acquire all of the outstanding shares of Saeta and that shareholders representing over 50% of Saeta’s outstanding shares have executed agreements to irrevocably support the offer. We are very excited about this transaction, as it will increase our ownership of high-quality renewable power assets by approximately 40% and establish a scale position in Western Europe. On a megawatt basis, our combined fleet will be 3.6 GW, of which 67% will be wind and 33% will be solar. 96% of cash flows will be under long-term contracts with a remaining life of approximately 14 years on a weighted average basis, and the combined fleet will remain young, with an average age of only 5 years.

The transaction was driven by three primary strategic considerations:

1)	Highly accretive

This transaction is both value and CAFD per share accretive, which we believe is particularly attractive given that 100% of Saeta’s revenues are generated under stable frameworks with investment grade counterparties. In addition, we anticipate that the return on equity of the Saeta investment will exceed TerraForm’s target return.

2)	Accelerates deleveraging of our balance sheet and provides diversification benefits

The acquisition furthers our long-term plan to establish an investment grade balance sheet by deleveraging our corporate debt to cash flow ratio towards our 4.0x to 5.0x goal. Our consolidated portfolio will feature additional resource and geographic diversity, with renewable power assets in six countries and many more sub-regions. As a result of the anticipated transaction benefits, Moody’s has upgraded TerraForm Power’s outlook from stable to positive.

3)	Multiple value levers

We will have the opportunity to implement a number of value-enhancing initiatives that should improve the overall cost profile of Saeta, along with optimizing its capital structure.

Our tender offer for all of the outstanding shares of Saeta is expected to be completed in the second quarter of 2018, subject to certain closing conditions including obtaining regulatory approvals. We believe that the origination of a large-scale acquisition on a negotiated basis, that is highly accretive to our shareholders, is a concrete demonstration of the benefits of Brookfield’s sponsorship. With its 51% ownership interest, Brookfield is fully aligned with TerraForm Power’s shareholders in executing our strategy and enhancing shareholder value.

Operations

We have completed the transition to a stand-alone operation with no remaining reliance on SunEdison in the fourth quarter. As our new organizational structure is flatter and eliminates duplicative functions, we are confident that we should be able to meet our phase-one cost savings goal of $10 million, net of the base management fee to Brookfield, by mid 2018. This excludes non-recurring expenses that we will incur in 2018 including transition costs and costs to implement systems that will improve efficiency and financial controls.

In addition, we have made progress on our phase-two cost cutting goal of reducing operations and maintenance costs by $15 million across our wind and solar fleet. In December, we launched a request for proposal for full-wrap, long-term service agreements for a significant portion of our wind fleet. While we are currently in discussions with a number of major original equipment manufacturers (OEMs) to clarify the pricing, scope, and tenure of their bids, we are encouraged by the proposals that we have seen thus far. We expect to make a decision in the coming weeks. Should we decide to outsource, we will retain key areas of expertise in-house to maintain a fully-integrated, best-in-class operating platform.

We are also continuing to pursue repowering opportunities within our wind fleet. We have been actively reaching out to corporate and other offtakers for long term contracts. In addition, we are engaging with developers and OEMs that have access to wind turbines whose tax incentive attributes have been “safe harbored” at the 2017 level.

Balance Sheet

Over the past few months, we have made significant progress in strengthening our balance sheet and bolstering our liquidity. In November, we issued a $350 million term loan that was used to repay an intermediate holdco loan, simplifying our capital structure. The term loan was upsized by $50 million from the initial offering and priced at LIBOR + 275 basis points. In December, we closed a $1.2 billion senior note offering, comprised of $500 million of 4.25% notes due 2023 and $700 million of 5.00% notes due 2028. We deployed the net proceeds from the notes to repay $950 million of senior notes due in 2023 and outstanding indebtedness under our revolving credit facility, in addition to covering related breakage costs and financing fees. The blended coupon of the offering was at a 170 basis point discount to that of the retired notes. Together, these two financings locked-in significant interest expense savings and extended our debt profile such that we have no meaningful corporate debt maturities over the next five years.

With the increased growth rate of the U.S. economy, the Federal Reserve has signaled its intention to continue hiking short term rates, and the US ten-year treasury has increased to nearly 3 percent. To protect against rising interest rates, we proactively locked-in interest rates at the project level and issued the aforementioned long-term, fixed rate debt at the corporate level. As a result, approximately 85% of our existing debt is either fixed-rate or swapped. Consequently, our financing costs are largely locked-in, and our operating cash flow has little exposure to rising rates for the foreseeable future.

Our liquidity position remains strong. Prior to funding the Saeta transaction, TerraForm Power has over $1 billion of liquidity under committed facilities, including $500 million under its corporate credit facility, which was upsized to $600 million, and $500 million under the sponsor line with Brookfield.

Financial Results

For the full year of 2017, TerraForm Power’s results were in-line with expectations as per previous management’s guidance. Specifically, our portfolio generated adjusted EBITDA and CAFD of $443 million and $88 million, respectively. This represents a decrease of $36 million and $64 million, respectively, compared to the same period last year. The decrease in EBITDA was largely attributable to the absence of SunEdison support in 2017, which materially subsidized corporate overhead at levels below stand-alone cost in 2016, combined with weaker resource which resulted in reduced generation in 2017. Wind and solar resource were both approximately 3% below 2016 levels. In 2017, our fleet availability improved to 97% from 95% in the prior year, but we believe there still is room for further improvement as operational enhancements begin to yield results. In addition to the reduction in EBITDA, CAFD was further reduced in 2017 due to a non-recourse financing of four Canadian solar assets and the timing of non-controlling interest payments.

During the fourth quarter, our portfolio performed broadly in-line with expectations, delivering adjusted EBITDA and CAFD of $99 million and ($4) million, respectively. This represents a decrease of $11 million of both adjusted EBITDA and CAFD compared to the same period last year. The decrease was largely attributable to unusually low operational costs during the same period last year, which was driven by both expense support from SunEdison and timing of certain maintenance expenditures. Total generation for the quarter was generally consistent with the same period last year. As mentioned in our Q3 supplemental release, we will be implementing a new definition of CAFD which will levelize principal, interest and sustaining capex starting in Q1 2018. As a result, we expect less seasonality in our 2018 reported CAFD, particularly in Q4.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S., totaling more than 2,600 megawatts of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than US$265 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2017 Fourth Quarter and Full Year Results as well as the Letter to Shareholders and Supplemental Information on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on March 9, 2018 at 9:00 a.m. Eastern Time at https://edge.media-server.com/m6/p/e46zyoer or via teleconference at 1-844-464-3938 toll free in North America. For overseas calls please dial 1-765-507-2638, at approximately 8:50 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of cash available for distribution (CAFD), dividend growth, cost savings initiatives, earnings, adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to: risks related to the transition to Brookfield Asset Management Inc. sponsorship, including our ability to realize the expected benefits of the sponsorship; risks related to wind conditions at our wind assets or to weather conditions at our solar assets; risks related to the effectiveness of our internal controls over financial reporting; pending and future litigation; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional and renewable energy companies; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; risks related to the proposed relocation of the Company’s headquarters; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to the expected timing and likelihood of completion of the tender offer for the shares of Saeta Yield, S.A., including the timing or receipt of any governmental approvals; risks related to our financing of the tender offer for the shares of Saeta Yield, S.A., including our ability to issue equity on terms that are accretive to our shareholders and our ability to implement our permanent funding plan; our ability to successfully identify, evaluate and consummate acquisitions; and our ability to integrate the projects we acquire from third parties, including Saeta Yield, S.A., or otherwise and realize the anticipated benefits from such acquisitions.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in our Annual Report on Form 10-K, as well as additional factors we may describe from time to time in other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
Operating revenues, net	$610,471	$654,556	$469,506
Operating costs and expenses:
Cost of operations	150,733	113,302	70,468
Cost of operations - affiliate	17,601	26,683	19,915
General and administrative expenses	139,874	89,995	55,811
General and administrative expenses - affiliate	13,391	14,666	55,330
Acquisition and related costs	—	2,743	49,932
Acquisition and related costs - affiliate	—	—	5,846
Loss on prepaid warranty - affiliate	—	—	45,380
Goodwill impairment	—	55,874	—
Impairment of renewable energy facilities	1,429	18,951	—
Depreciation, accretion and amortization expense	246,720	243,365	161,310
Total operating costs and expenses	569,748	565,579	463,992
Operating income	40,723	88,977	5,514
Other expenses (income):
Interest expense, net	262,003	310,336	167,805
Loss on extinguishment of debt, net	81,099	1,079	16,156
Gain on sale of renewable energy facilities	(37,116)	—	—
(Gain) loss on foreign currency exchange, net	(6,061)	13,021	19,488
Loss on investments and receivables - affiliate	1,759	3,336	16,079
Other (income) expenses, net	(5,017)	2,218	7,362
Total other expenses, net	296,667	329,990	226,890
Loss before income tax (benefit) expense	(255,944)	(241,013)	(221,376)
Income tax (benefit) expense	(23,080)	494	(13,241)
Net loss	(232,864)	(241,507)	(208,135)
Less: Pre-acquisition net income of renewable energy facilities acquired from SunEdison	—	—	1,610
Net loss excluding pre-acquisition net income of renewable energy facilities acquired from SunEdison	(232,864)	(241,507)	(209,745)
Less: Net income attributable to redeemable non-controlling interests	10,884	18,365	8,512
Less: Net loss attributable to non-controlling interests	(79,559)	(130,025)	(138,371)
Net loss attributable to Class A common stockholders	$(164,189)	$(129,847)	$(79,886)

Weighted average number of shares:
Class A common stock - Basic and diluted	103,866	90,815	65,883
Loss per share:
Class A common stock - Basic and diluted	$(1.65)	$(1.47)	$(1.25)

TERRAFORM POWER, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$128,087	$565,333
Restricted cash	54,006	114,950
Accounts receivable, net	89,680	89,461
Prepaid expenses and other current assets	65,393	61,749
Due from affiliate	4,370	—
Assets held for sale	—	61,523
Total current assets	341,536	893,016

Renewable energy facilities, net, including consolidated variable interest entities of $3,273,848 and $3,434,549 in 2017 and 2016, respectively	4,801,925	4,993,251
Intangible assets, net, including consolidated variable interest entities of $823,629 and $875,095 in 2017 and 2016, respectively	1,077,786	1,142,112
Restricted cash	42,694	2,554
Other assets	123,080	122,661
Non-current assets held for sale	—	552,271
Total assets	$6,387,021	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (CONTINUED)

	As of December 31,
Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $84,691 and $594,442 in 2017 and 2016, respectively	$403,488	$2,212,968
Accounts payable, accrued expenses and other current liabilities	88,538	125,596
Deferred revenue	17,859	18,179
Due to affiliates, net	3,968	16,692
Liabilities related to assets held for sale	—	21,798
Total current liabilities	513,853	2,395,233
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $833,388 and $375,726 in 2017 and 2016, respectively	3,195,312	1,737,946
Deferred revenue, less current portion	38,074	55,793
Deferred income taxes	18,636	27,723
Asset retirement obligations, including consolidated variable interest entities of $97,467 and $92,213 in 2017 and 2016, respectively	154,515	148,575
Other long-term liabilities	37,923	31,470
Non-current liabilities related to assets held for sale	—	410,759
Total liabilities	3,958,313	4,807,499

Redeemable non-controlling interests	58,340	180,367
Stockholders' equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized in 2017, 148,586,447 and 92,476,776 shares issued in 2017 and 2016, respectively, and 148,086,027 and 92,223,089 shares outstanding in 2017 and 2016, respectively	1,486	920
Class B common stock, $0.01 par value per share, no shares authorized or issued in 2017, 48,202,310 shares issued and outstanding in 2016	—	482
Additional paid-in capital	1,866,206	1,467,108
Accumulated deficit	(398,629)	(234,440)
Accumulated other comprehensive income	48,018	22,912
Treasury stock, 500,420 and 253,687 shares in 2017 and 2016, respectively	(6,712)	(4,025)
Total TerraForm Power, Inc. stockholders' equity	1,510,369	1,252,957
Non-controlling interests	859,999	1,465,042
Total stockholders' equity	2,370,368	2,717,999
Total liabilities, redeemable non-controlling interests and stockholders' equity	$6,387,021	$7,705,865

TERRAFORM POWER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(232,864)	$(241,507)	$(208,135)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	246,720	243,365	161,310
Amortization of favorable and unfavorable rate revenue contracts, net	39,576	40,219	5,304
Loss on extinguishment of debt, net	81,099	1,079	16,156
Gain on sale of renewable energy facilities	(37,116)	—	—
Goodwill impairment	—	55,874	—
Impairment of renewable energy facilities	1,429	18,951	—
Amortization of deferred financing costs and debt discounts	23,729	24,160	27,028
Unrealized loss on U.K. interest rate swaps	2,425	24,209	—
Unrealized loss on commodity contract derivatives, net	6,847	11,773	1,413
Recognition of deferred revenue	(18,238)	(16,527)	(9,909)
Stock-based compensation expense	16,778	6,059	13,125
Unrealized (gain) loss on foreign currency exchange, net	(5,583)	15,795	22,343
Loss on prepaid warranty - affiliate	—	—	45,380
Loss on investments and receivables - affiliate	1,759	3,336	16,079
Deferred taxes	(23,350)	375	(13,497)
Other, net	(1,166)	2,542	9,395
Changes in assets and liabilities:
Accounts receivable	(2,939)	3,112	(11,272)
Prepaid expenses and other current assets	803	(8,585)	12,189
Accounts payable, accrued expenses and other current liabilities	(42,736)	(1,156)	19,887
Due to affiliates, net	3,968	—	—
Deferred revenue	199	4,803	19,383
Other, net	5,857	3,932	(1,919)
Net cash provided by operating activities	67,197	191,809	124,260
Cash flows from investing activities:
Cash paid to third parties for renewable energy facility construction and other capital expenditures	(8,392)	(45,869)	(647,561)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	183,235	—	—
Proceeds from renewable energy state rebate	15,542	—	—
Proceeds from reimbursable interconnection costs	10,137	—	—
Acquisitions of renewable energy facilities from third parties, net of cash and restricted cash acquired	—	(4,064)	(2,432,226)
Due to SunEdison, net	—	—	(26,153)
Other investing activities	5,750	—	(8,400)
Net cash provided by (used in) investing activities	$206,272	$(49,933)	$(3,114,340)

TERRAFORM POWER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (CONTINUED)

	Year Ended December 31,
	2017	2016	2015
Cash flows from financing activities:
Proceeds from issuance of Class A common stock	$—	$—	$921,610
Proceeds from Senior Notes due 2023	—	—	945,962
Repayment of Senior Notes due 2023	(950,000)	—	—
Proceeds from New Senior Notes due 2023	494,985	—	—
Proceeds from Senior Notes due 2025	—	—	300,000
Proceeds from Senior Notes due 2028	692,979	—	—
Proceeds from New Term Loan	344,650	—	—
Repayment of Term Loan	—	—	(573,500)
Revolver draws	—	—	890,000
Revolver repayments	(552,000)	(103,000)	(235,000)
New Revolver draws	265,000	—	—
New Revolver repayments	(205,000)	—	—
Borrowings of non-recourse long-term debt	79,835	86,662	1,450,707
Principal payments and prepayments on non-recourse long-term debt	(569,463)	(156,042)	(517,600)
Debt prepayment premium	(50,712)	—	(6,412)
Debt financing fees	(29,972)	(17,436)	(59,672)
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	6,935	16,685	349,736
Repurchase of non-controlling interests in renewable energy facilities	—	(486)	(63,198)
Distributions to non-controlling interests	(31,163)	(23,784)	(28,145)
Distributions to SunEdison	—	—	(58,291)
Net SunEdison investment	7,694	42,463	149,936
Due to affiliates, net	(8,869)	(32,256)	(138,923)
Payment of dividends	(285,497)	—	(88,705)
Other financing activities	1,085	—	—
Net cash (used in) provided by financing activities	(789,513)	(187,194)	3,238,505
Net (decrease) increase in cash, cash equivalents and restricted cash	(516,044)	(45,318)	248,425
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	54,806	(54,806)	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,188	(10,072)	(4,946)
Cash, cash equivalents and restricted cash at beginning of period	682,837	793,033	549,554
Cash, cash equivalents and restricted cash at end of period	$224,787	$682,837	$793,033

Reconciliation of Non-GAAP Measures

Adjusted Revenue, Adjusted EBITDA and CAFD are supplemental non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these non-GAAP measures may not necessarily be the same as those used by other companies. These non-GAAP measures have certain limitations, which are described below, and they should not be considered in isolation. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.
Calculation of Non-GAAP Measures
We define adjusted revenue as operating revenues, net, adjusted for non-cash items including unrealized gain/loss on derivatives, amortization of favorable and unfavorable rate revenue contracts, net and other non-cash revenue items.
We define adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash general and administrative costs, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.
We define “cash available for distribution” or “CAFD” as adjusted EBITDA (i) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (ii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iii) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (iv) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.
As compared to the preceding period, we revised our definition of CAFD to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures payment made in the year with the average annualized long-term sustaining capital expenditures to maintain reliability and efficiency of our assets, and (iii) annualized debt service payments. We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends.   For items presented on an annualized basis, we will present actual cash payments as a proxy for an annualized number until the period commencing January 1, 2018.
Furthermore, to provide investors with the most appropriate measures to assess the financial and operating performance of our existing fleet and the ability to pay dividends in the future, we have excluded results associated with our UK solar and Residential portfolios, which were sold in 2017, from adjusted revenue, EBITDA and CAFD reported for all periods presented.
Use of Non-GAAP Measures
We disclose Adjusted Revenue because it presents the component of our operating revenue that relates to the energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating the performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.
We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for goodwill impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.
We disclose CAFD because we believe cash available for distribution is useful to investors in evaluating our operating performance and because securities analysts and other stakeholders analyze CAFD as a measure of our financial and operating performance and our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.
The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.
In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.
The following table present a reconciliation of Operating Revenues to Adjusted Revenue and net loss to Adjusted EBITDA to CAFD and has been adjusted to exclude asset sales in the UK and Residential portfolios:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Adjustments to reconcile Operating revenues, net to adjusted revenue
Operating revenues, net	135,539	135,220	610,471	654,556
Unrealized (gain) loss on commodity contract derivatives, net (a)	8,091	6,767	6,847	11,773
Amortization of favorable and unfavorable rate revenue contracts, net (b)	10,116	10,091	39,576	40,219
Other non-cash items (c)	(6,241)	(6,235)	(16,315)	(14,882)
Adjustment for Asset Sales	—	(6,280)	(14,754)	(52,972)
Adjusted revenue	147,505	139,562	625,825	638,694

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss	(141,091)	(135,354)	(232,864)	(241,507)
Interest expense, net	55,254	67,225	262,003	310,336
Income tax (benefit) expense	(18,098)	(2,621)	(23,080)	494
Depreciation, accretion and amortization expense (d)	70,797	75,430	286,296	283,584
Non-operating general and administrative expenses (e)	5,553	19,070	72,398	60,522
Stock-based compensation expense	9,729	2,202	16,778	6,059
Acquisition and related costs, including affiliate	27,000	—	27,000	2,743
Impairment charge on distributed generation and residential assets	—	71,549	1,429	74,825
Gain on sale of U.K. renewable energy facilities	—	—	(37,116)	—
Loss on extinguishment of debt	81,099	1,079	81,099	1,079
Adjustment for Asset Sales	—	(1,357)	(9,632)	(36,593)
Other non-cash or non-operating items (f)	9,160	13,131	(833)	17,376
Adjusted EBITDA	99,402	110,354	443,478	478,918
Management fees	(3,433)	—	(3,433)	—
Interest payments (g)	(61,181)	(72,696)	(234,009)	(249,944)
Principal payments (h)	(34,358)	(33,673)	(99,200)	(92,220)
Cash distributions to non-controlling interests, net (i)	(7,066)	(3,948)	(30,083)	(23,373)
Sustaining capital expenditures	178	(2,280)	(8,057)	(8,588)
Other:
Adjustment for Asset Sales	—	8,310	318	18,322
Other items (j)	2,363	996	18,610	29,160
Estimated cash available for distribution	(4,094)	7,064	87,624	152,275

a)
Represents unrealized loss on commodity contracts associated with energy derivative contracts that are for accounting purposes whereby the change in fair value is recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

b)	Represents net amortization of purchase accounting related intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

c)	Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.

d)	Includes reductions (increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.

e)
Pursuant to the management services agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three and twelve months ended December 31, 2016 we accrued $0.4 million and $8.8 million, respectively, of routine G&A services provided or arranged by SunEdison under the Management Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net income (loss) to Adjusted EBITDA. These items include extraordinary costs and expenses related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. The Company’s normal general and administrative expenses, paid by TerraForm Power, are the amounts shown below and were not added back in the reconciliation of net income (loss) to Adjusted EBITDA:

4Q 2017	4Q 2016	2017	2016
8 M	5 M	30 M	20 M

f)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on FX, unrealized loss on commodity contracts, and loss on investments and receivables with affiliate.

g)
Represents project-level and other interest payments and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statement of Operations to Interest payments applicable to CAFD is as follows:

$ in millions	2017	2016
Interest expense, net	($262)	($310)
Amortization of deferred financing costs and debt discounts	24	24
Unrealized loss on U.K. interest rate swaps	2	24
Changes in accrued interest and other non-cash	(23)	7
2018 scheduled senior note interest payment made at time of refinancing	22	—
Special interest on corporate bonds related to August 2016 waiver agreements	7	5
Portfolio term loan extension fee recorded to unamortized discount, net	(4)	—
Interest payments	($234)	($250)

h)
Represents project-level and other principal debt payments to the extent paid from operating cash. The reconciliation from Principal payments on non-recourse long-term debt as shown on the Consolidated Statement of Cash Flows to Principal payments applicable to CAFD is as follows:

$ in millions	2017	2016
Principal payments on non-recourse long-term debt	($569)	($156)
Blackhawk repayment of construction loan by SunEdison	—	38
CAP prepayment using EPC settlement proceeds	5	—
Portfolio term loan repayment	467	24
Rattlesnake Q4 payment made Jan 2018	(2)	—
Other, net	(0)	2
Principal payments	($99)	($92)

i)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the years ended December 31, 2017 and 2016 is as follows:

$ in millions	2017	2016
Distributions to non-controlling interests	($31)	($24)
California Ridge payment to non-controlling interests related to maintenance reserve release	1	—
Other, net	—	1
Cash distributions to non-controlling interests, net	($30)	($23)

j)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants, and a cash contribution received in 2016 from SunEdison under the Interest Payment Agreement.